Exhibit 99

MutualFirst Announces Increased Earnings in the Third Quarter of 2016

MUNCIE, Ind., Oct. 25, 2016 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income available to common shareholders for the third quarter ended September 30, 2016 was $3.5 million, or $0.47 diluted earnings per common share. This compared to net income available to common shareholders for the same period in 2015 of $3.2 million, or $0.43 diluted earnings per common share. Annualized return on average assets was 0.92% and return on average tangible common equity was 9.96% for the third quarter of 2016 compared to 0.89% and 9.92%, respectively, for the same period of last year.

Net income available to common shareholders for the nine months ended September 30, 2016 was $10.0 million, or $1.32 diluted earnings per common share, compared to net income available to common shareholders of $8.9 million, or $1.18 diluted earnings per common share for the nine months ended September 30, 2015. Annualized return on average assets was 0.89% and return on average tangible common equity was 9.64% for the first nine months of 2016 compared to 0.83% and 9.30%, respectively, for the same period of last year.

Other financial highlights for the third quarter and the nine months ended September 30, 2016 included:

  Commercial loan balances increased $25.0 million, or 25.0% on an annualized basis in the third quarter of 2016, which is six consecutive quarters of double digit growth on an annualized basis.
  Non-real estate consumer loan balances increased $9.1 million, or 23.2% on an annualized basis, in the third quarter of 2016.
  Mortgage loans sold in the third quarter of 2016 of $49.2 million generated net gains of $1.5 million compared to mortgage loans sold in the third quarter of 2015 of $49.6 million, which generated net gains of $1.2 million.
  Deposits increased $29.3 million, or 10.7% on an annualized basis in the third quarter of 2016.
  Tangible common equity to total assets was 9.20% and tangible book value per common share was $19.24 as of September 30, 2016 compared to tangible common equity to total assets of 9.11% and tangible book value per common share of $18.11 as of December 31, 2015.
  Net interest income for the third quarter of 2016 increased by $250,000 on a linked quarter basis and increased by $421,000 compared to the third quarter of 2015.
  Provision for loan losses increased $100,000 in the third quarter of 2016 compared to the linked quarter and increased $250,000 compared to the third quarter of 2015.
  Net interest margin was 3.19% for the third quarter of 2016 compared to 3.16% in the second quarter of 2016 and 3.22% in the third quarter of 2015. Tax equivalent net interest margin was 3.29% for the third quarter of 2016 compared to 3.25% in the second quarter of 2016 and 3.31% in the third quarter of 2015.
  Non-interest income in the third quarter of 2016 decreased by $827,000 on a linked quarter basis and increased by $673,000 when compared to the third quarter of 2015.
  Non-interest expense increased in the third quarter of 2016 by $123,000 on a linked quarter basis and increased by $709,000 when compared to the third quarter of 2015.
  The efficiency ratio improved to 69.7% in the third quarter 2016 compared to 70.0% in the third quarter of 2015.

"We are pleased with another strong quarter of core performance and the growth we are generating in loans and earnings in this less than desirable interest rate environment," said David W. Heeter, President and CEO.

Balance Sheet

Assets increased $55.6 million, or 5.0% on an annualized basis as of September 30, 2016 compared to December 31, 2015, primarily due to the increase in gross loans of $54.0 million, or 6.7% on an annualized basis. The increase in the gross loan portfolio was primarily due to an increase in commercial loans of $49.9 million, or 17.7% on an annualized basis and in non-real estate consumer loans of $21.3 million, or 19.5% on an annualized basis. These increases have increased the commercial loan portfolio to 37.3% and the non-residential consumer portfolio to 14.6% of the total loan portfolio as of September 30, 2016 compared to 34.7% and 13.4%, respectively, as of December 31, 2015. Heeter continued, "We continue to have success in changing our balance sheet mix to generate better earnings. Strong commercial and consumer loan growth continues to change our lending mix."

The increase in gross loans was partially offset by a decline in the consumer residential loan portfolio of $17.2 million. Mortgage loans held for sale increased by $2.3 million, since December 31, 2015. The Bank sells longer term fixed rate mortgage loans to mitigate interest rate risk and generate fee income. Mortgage loans sold during the first nine months of 2016 totaled $110.4 million compared to $114.8 million in the first nine months of 2015 as mortgage production remained equally strong compared with the first nine months of 2015.

Deposits increased by $34.4 million in the first nine months of 2016. The increase in deposits was a result of an increase in core deposits of $26.4 million and an increase of $8.0 million in certificates of deposit.

Allowance for loan losses was constant at $12.6 million as of September 30, 2016 compared to December 31, 2015. Net charge-offs in the first nine months of 2016 were $654,000, or 0.08% of total loans on an annualized basis, compared to $411,000, or 0.05% of total loans on an annualized basis in the first nine months of 2015. The allowance for loan losses to non-performing loans as of September 30, 2016 was 215.8% compared to 176.3% as of December 31, 2015. The allowance for loan losses to total loans as of September 30, 2016 was 1.11% compared to 1.17% as of December 31, 2015. Non-performing loans to total loans at September 30, 2016 were 0.51% compared to 0.66% at December 31, 2015. Non-performing assets to total assets were 0.44% at September 30, 2016 compared to 0.65% at December 31, 2015.

Stockholders' equity was $143.2 million at September 30, 2016, an increase of $6.2 million from December 31, 2015. The increase was primarily due to net income available to common shareholders of $10.0 million, an increase in accumulated other comprehensive income of $2.5 million and an increase of $976,000 due to exercises of stock options. These increases were partially offset by stock repurchases of $4.4 million, or 175,428 shares repurchased, and common stock dividends of $3.1 million for the first nine months of 2016. The Company's tangible book value per common share as of September 30, 2016 increased to $19.24 compared to $18.11 as of December 31, 2015 and the tangible common equity ratio increased to 9.20% as of September 30, 2016 compared to 9.11% as of December 31, 2015. MFSF's and the Bank's risk-based capital ratios were well in excess of "well-capitalized" levels as defined by all regulatory standards as of September 30, 2016.

Income Statement

Net interest income before the provision for loan losses increased $421,000 for the quarter ended September 30, 2016 compared to the same period in 2015. The increase in net interest income was primarily a result of an increase of $62.8 million in average interest earning assets, due to an increase of $70.9 million in average loans. This increase was partially offset by a 3 basis point decrease in net interest margin to 3.19%, while the tax equivalent margin decreased 2 basis points. The decrease in the margin was the result of average interest earning assets, primarily loans, repricing downward faster than average interest bearing liabilities. On a linked quarter basis, net interest income before the provision for loan losses increased $250,000 as net interest margin increased by 3 basis points and average interest earning assets increased by $15.6 million primarily due to increases in the average loan portfolio.

Net interest income before the provision for loan losses increased $1.1 million for the first nine months of 2016 compared to the same period in 2015. The increase was a result of an increase of $64.0 million in average interest earning assets due to an increase in the average loan portfolio of $67.0 million. This increase was partially offset by the net interest margin decreasing to 3.16% in the first nine months of 2016 compared to 3.20% in the first nine months of 2015, while the tax equivalent net interest margin declined to 3.25% in the first nine months of 2016 compared to 3.27% in the comparable period in 2015.

Provision for loan losses in the third quarter of 2016 was $250,000 compared to no provision during last year's comparable period. The increase was due to management's ongoing evaluation of the adequacy of the allowance for loan losses, which was partially attributable to an increasing loan portfolio and a low, but consistent level in net charge offs of $267,000, or 0.09% of loans on an annualized basis, in the third quarter of 2016 compared to net charge offs of $149,000, or 0.06% of loans on an annualized basis, in the third quarter of 2015.

The provision for loan losses for the first nine months of 2016 was $600,000 compared to no provision during last year's comparable period. The increase was primarily due to our loan portfolio that has increased $77.1 million, or 7.3% over the last year. Net charge-offs for the first nine months of 2016 equaled $654,000, or 0.08% of loans on an annualized basis compared to $411,000, or 0.05% in the same period of 2015.

Non-interest income for the third quarter of 2016 was $5.1 million, an increase of $673,000 compared to the third quarter of 2015. Increases in non-interest income included an increase of $310,000 on gain on sale of loans as mortgage production remained strong, an increase of $102,000 on gain on sale of repossessed property as repossessed land was sold at an amount higher than its carrying value, and an increase of $95,000 in commission income due to increases in our trust and wealth management business. On a linked quarter basis, non-interest income decreased $827,000 due to a decrease of $560,000 in security gains and a decrease of $501,000 in other income primarily due to life insurance proceeds from a death benefit in the second quarter of 2016.

Non-interest income for the first nine months of 2016 was $15.0 million, an increase of $2.2 million compared to the first nine months of 2015. The reasons for the increase included an increase of $629,000 on gain on sale of mortgage loans due to strong mortgage production, an increase of $335,000 in commission income due to the trust and wealth management business, and an increase of $99,000 in service charges on deposit accounts. Other increases included an increase of $439,000 on gain on sale of securities and an increase of $727,000 in other income primarily related to one-time income received in the second quarter 2016, not repeated in the third quarter.

Non-interest expense increased $709,000 when comparing the third quarter of 2016 with the same period in 2015. The increase was primarily due to an increase of $600,000 in salaries and benefits as health insurance increased along with normal merit increases in compensation and new additions to staff as we entered into the Fort Wayne market at the end of 2015. Other increases included an increase of $97,000 in software subscriptions and maintenance due to investments in software. On a linked quarter basis, non-interest expense increased $123,000 partially due to an increase in salaries and benefits due to increased health insurance expenses and commission expense for mortgage originators.

Non-interest expense increased $2.0 million when comparing the first nine months of 2016 with the same period in 2015. Salaries and employee benefits increased $1.1 million for the reasons described above, other expenses increased $386,000 due to increased charge-offs and fraud activity on debit cards and bad checks along with non-recurring expenses in the first quarter, occupancy and equipment expenses increased $245,000 due to a new office in Fort Wayne, Indiana and an update to an existing location, software subscriptions and maintenance increased $266,000 due to investments in software, and data processing expenses increased $163,000 primarily due to increased services being provided. These increases were partially offset by a decrease of $258,000 in foreclosed real estate and repossessed assets expense.

The effective tax rate for the third quarter of 2016 was 25.8% compared to 29.2% in the same quarter of 2015. The effective tax rate for the first nine months of 2016 was 24.9% compared to 29.2% for the same period in 2015. The reason for the decline was an increase in tax free income partially due to an increase in holdings of tax free municipal securities.

Heeter concluded, "Overall, we are pleased with this quarter's results and believe we are making substantive progress in accomplishing the goals we set out to achieve in our strategic plan."

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty-one full-service retail financial centers in Allen, Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Fishers and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned mortgage banking subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF." Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MutualFirst Financial, Inc. Selected Financials

	September 30,	June 30,	December 31,	September 30,
Balance Sheet (Unaudited):	2016	2016	2015	2015
	(000)	(000)	(000)	(000)
Assets
Cash and cash equivalents	$26,123	$34,503	$20,915	$18,643
Investment securities - AFS	256,865	251,326	261,138	266,815
Loans held for sale	8,311	8,587	5,991	6,052
Loans, gross	1,134,876	1,107,368	1,080,845	1,057,735
Allowance for loan losses	(12,587)	(12,604)	(12,641)	(12,757)
Net loans	1,122,289	1,094,764	1,068,204	1,044,978
Premises and equipment, net	31,668	31,875	31,048	30,805
FHLB of Indianapolis stock	10,751	10,640	10,482	9,810
Deferred tax asset, net	10,723	10,196	12,084	11,566
Cash value of life insurance	51,309	51,024	51,209	51,895
Other real estate owned and repossessed assets	876	1,734	2,456	2,418
Goodwill	1,800	1,800	1,800	1,800
Core deposit and other intangibles	475	572	811	931
Other assets	12,632	13,424	12,127	10,651
Total assets	$1,533,822	$1,510,445	$1,478,265	$1,456,364

Liabilities and Stockholders' Equity
Deposits	$1,125,760	$1,096,501	$1,091,382	$1,079,586
FHLB advances	239,091	243,817	225,617	216,217
Other borrowings	8,921	9,100	9,458	9,637
Other liabilities	16,840	19,434	14,783	15,825
Stockholders' equity	143,210	141,593	137,025	135,099
Total liabilities and stockholders' equity	$1,533,822	$1,510,445	$1,478,265	$1,456,364

	Three Months	Three Months	Three Months		Nine Months	Nine Months
	Ended	Ended	Ended		Ended	Ended
	September 30,	June 30,	September 30,		September 30,	September 30,
Income Statement (Unaudited):	2016	2016	2015		2016	2015
	(000)	(000)	(000)		(000)	(000)

Total interest and dividend income	$13,567	$13,258	$13,049		$39,859	$38,462
Total interest expense	2,330	2,271	2,233		6,873	6,589

Net interest income	11,237	10,987	10,816		32,986	31,873
Provision for loan losses	250	150	0		600	0
Net interest income after provision
for loan losses	10,987	10,837	10,816		32,386	31,873

Non-interest income
Service fee income	1,515	1,528	1,496		4,417	4,318
Net realized gain on sales of AFS securities	92	652	57		862	423
Commissions	1,259	1,404	1,164		3,762	3,427
Net gain on sale of loans	1,548	1,407	1,238		3,895	3,266
Net servicing fees	91	78	67		239	205
Increase in cash value of life insurance	284	306	292		874	893
Net gain (loss) on sale of other real estate and repossessed assets	72	(188)	(30)		(145)	(81)
Other income	205	706	109		1,052	325
Total non-interest income	5,066	5,893	4,393		14,956	12,776

Non-interest expense
Salaries and employee benefits	6,941	6,660	6,341		20,092	18,955
Net occupancy expenses	592	601	553		1,839	1,671
Equipment expenses	448	484	479		1,419	1,342
Data processing fees	486	492	432		1,467	1,304
Advertising and promotion	350	269	296		1,046	1,007
ATM and debit card expense	391	356	381		1,127	1,064
Deposit insurance	165	225	225		624	669
Professional fees	419	380	378		1,269	1,291
Software subscriptions and maintenance	540	549	443		1,569	1,303
Other real estate and repossessed assets	(39)	14	92		47	305
Other expenses	1,070	1,210	1,034		3,520	3,134
Total non-interest expense	11,363	11,240	10,654		34,019	32,045

Income before income taxes	4,690	5,490	4,555		13,323	12,604
Income tax provision	1,208	1,333	1,330		3,319	3,681
Net income available to common shareholders	$3,482	$4,157	$3,225		$10,004	$8,923

Pre-tax pre-provision earnings (1)	$4,940	$5,640	$4,555		$13,923	$12,604

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		months ended			months ended
		9/30/2016			9/30/2015
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)	(annualized)	(000)	(000)	(annualized)
Interest-earning Assets:
Interest -bearing deposits	$21,601	$17	0.31%	$16,112	$2	0.05%
Mortgage-backed securities:
Available-for-sale	167,784	950	2.26	193,271	1,253	2.59
Investment securities:
Available-for-sale	79,392	623	3.14	68,262	486	2.85
Loans receivable	1,128,407	11,866	4.21	1,057,538	11,190	4.23
Stock in FHLB of Indianapolis	10,644	111	4.17	9,810	118	4.81
Total interest-earning assets (2)	1,407,828	13,567	3.85	1,344,993	13,049	3.88
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	112,119			108,173
Total assets	$1,519,947			$1,453,166

Interest-Bearing Liabilities:
Demand and NOW accounts	$276,636	163	0.24	$254,024	146	0.23
Savings deposits	135,867	4	0.01	130,913	3	0.01
Money market accounts	172,041	116	0.27	167,461	104	0.25
Certificate accounts	360,463	1,049	1.16	364,804	1,024	1.12
Total deposits	945,007	1,332	0.56	917,202	1,277	0.56
Borrowings	232,687	998	1.72	215,142	956	1.78
Total interest-bearing liabilities	1,177,694	2,330	0.79	1,132,344	2,233	0.79
Non-interest bearing deposit accounts	183,428			172,985
Other liabilities	16,668			15,183
Total liabilities	1,377,790			1,320,512
Stockholders' equity	142,157			132,654
Total liabilities and stockholders' equity	$1,519,947			$1,453,166

Net interest earning assets	$230,134			$212,649

Net interest income		$11,237			$10,816

Net interest rate spread (4)			3.06%			3.09%

Net yield on average interest-earning assets (4)			3.19%			3.22%

Net yield on average interest-earning assets, tax equivalent (3)(4)			3.29%			3.31%

Average interest-earning assets to
average interest-bearing liabilities			119.54%			118.78%

		Nine			Nine
		months ended			months ended
		9/30/2016			9/30/2015
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)	(annualized)	(000)	(000)	(annualized)
Interest-earning Assets:
Interest -bearing deposits	$24,650	$60	0.32%	$19,099	$10	0.07%
Mortgage-backed securities:
Available-for-sale	177,341	3,115	2.34	198,201	3,822	2.57
Investment securities:
Available-for-sale	73,946	1,756	3.17	61,185	1,279	2.79
Loans receivable	1,105,501	34,601	4.17	1,038,492	32,974	4.23
Stock in FHLB of Indianapolis	10,539	327	4.14	10,986	377	4.58
Total interest-earning assets (2)	1,391,977	39,859	3.82	1,327,963	38,462	3.86
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	113,806			108,500
Total assets	$1,505,783			$1,436,463

Interest-Bearing Liabilities:
Demand and NOW accounts	$271,901	481	0.24	$255,280	436	0.23
Savings deposits	135,649	11	0.01	128,976	10	0.01
Money market accounts	168,424	333	0.26	158,402	295	0.25
Certificate accounts	353,079	3,075	1.16	380,570	3,243	1.14
Total deposits	929,053	3,900	0.56	923,228	3,984	0.58
Borrowings	234,733	2,973	1.69	199,631	2,605	1.74
Total interest-bearing liabilities	1,163,786	6,873	0.79	1,122,859	6,589	0.78
Non-interest bearing deposit accounts	185,448			167,739
Other liabilities	15,811			15,222
Total liabilities	1,365,045			1,305,820
Stockholders' equity	140,738			130,643
Total liabilities and stockholders' equity	$1,505,783			$1,436,463

Net interest earning assets	$228,191			$205,104

Net interest income		$32,986			$31,873

Net interest rate spread (4)			3.03%			3.08%

Net yield on average interest-earning assets (4)			3.16%			3.20%

Net yield on average interest-earning assets, tax equivalent (3)(4)			3.25%			3.27%

Average interest-earning assets to
average interest-bearing liabilities			119.61%			118.27%

	Three Months	Three Months	Three Months		Nine Months	Nine Months
	Ended	Ended	Ended		Ended	Ended
	September 30,	June 30,	September 30,		September 30,	September 30,
Selected Financial Ratios and Other Financial Data (Unaudited):	2016	2016	2015		2016	2015

Share and per share data:
Average common shares outstanding:
Basic	7,324,233	7,453,333	7,394,061		7,414,328	7,364,035
Diluted	7,470,577	7,596,288	7,562,499		7,560,583	7,539,935
Per common share:
Basic earnings	$0.48	$0.56	$0.44		$1.35	$1.21
Diluted earnings	$0.47	$0.55	$0.43		$1.32	$1.18
Dividends	$0.14	$0.14	$0.12		$0.42	$0.36

Dividend payout ratio	29.79%	25.45%	27.91%		31.82%	30.51%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(4)	0.92%	1.10%	0.89%		0.89%	0.83%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(4)	9.96%	12.01%	9.92%		9.64%	9.30%
Interest rate spread information:
Average during the period(4)	3.06%	3.03%	3.09%		3.03%	3.08%

Net interest margin(4)(5)	3.19%	3.16%	3.22%		3.16%	3.20%

Efficiency Ratio	69.70%	66.59%	70.05%		70.96%	71.77%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	119.54%	119.83%	118.78%		119.61%	118.27%

Allowance for loan losses:
Balance beginning of period	$12,604	$12,670	$12,906		$12,641	$13,168
Net charge-offs (recoveries):
Real Estate:
Commercial	0	27	(2)		29	(129)
Commercial construction and development	0	0	(75)		0	(244)
Consumer closed end first mortgage	123	63	122		302	511
Consumer open end and junior liens	(2)	48	6		45	8
Total real estate loans	121	138	51		376	146
Other loans:
Auto	17	(4)	3		(9)	12
Boat/RV	59	62	30		152	187
Other	90	20	61		155	103
Commercial and industrial	(20)	0	4		(20)	(37)
Total other	146	78	98		278	265

Net charge offs (recoveries)	267	216	149		654	411
Provision for loan losses	250	150	0		600	0
Balance end of period	$12,587	$12,604	$12,757		$12,587	$12,757

Net loan charge-offs to average loans (4)	0.09%	0.08%	0.06%		0.08%	0.05%

	September 30,	June 30,	December 31,	September 30,
	2016	2016	2015	2015

Total shares outstanding	7,324,233	7,324,233	7,422,061	7,394,061
Tangible book value per common share	$19.24	$19.01	$18.11	$17.90
Tangible common equity to tangible assets	9.20%	9.23%	9.11%	9.11%

Nonperforming assets (000's)
Non-accrual loans
Real Estate:
Commercial	$1,230	$1,799	$2,356	$2,795
Commercial construction and development	-	2	-	-
Consumer closed end first mortgage	3,704	2,816	3,592	3,131
Consumer open end and junior liens	231	125	783	897
Total real estate loans	5,165	4,742	6,731	6,823
Other loans:
Auto	3	18	-	-
Boat/RV	113	60	81	92
Other	62	22	67	55
Commercial and industrial	13	17	25	91
Total other	191	117	173	238
Total non-accrual loans	5,356	4,859	6,904	7,061
Accruing loans past due 90 days or more	478	387	267	90
Total nonperforming loans	5,834	5,246	7,171	7,151
Real estate owned	547	1,283	1,942	1,830
Other repossessed assets	329	451	513	588
Total nonperforming assets	$6,710	$6,980	$9,626	$9,569

Performing restructured loans (6)	$2,646	$3,039	$4,084	$5,660

Asset Quality Ratios:
Non-performing assets to total assets	0.44%	0.46%	0.65%	0.66%
Non-performing loans to total loans	0.51%	0.47%	0.66%	0.68%
Allowance for loan losses to non-performing loans	215.8%	240.3%	176.3%	178.4%
Allowance for loan losses to loans receivable	1.11%	1.14%	1.17%	1.21%

(1) Pre-tax pre-provision income is calculated by taking net income available to common shareholders and adding income tax provision and provision for loan losses.

(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(3) Tax equivalent margin is calculated by taking non-taxable interest and grossing up by 34% applicable tax rate.

(4) Ratios for the three and nine month periods have been annualized.

(5) Net interest income divided by average interest earning assets.

(6) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945